Circuit City Stores, Inc. Reports First Quarter Results

Richmond, Va., June 17, 2005 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the first quarter ended May 31, 2005.

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

Statement of Operations Highlights

                                                                Three Months Ended May 31
                                                          2005                       2004
(Dollar amounts in millions                                      % of                          % of
except per share data)                                $         Sales            $             Sales
--------------------------------------------     ------------------------------------------------------
Net sales and operating revenues............      $2,228.5      100.0%       $2,094.4         100.0%
Gross profit................................      $  557.9       25.0%       $  494.7          23.6%
Selling, general and administrative
     expenses...............................      $  575.3       25.8%       $  502.2          24.0%
Net (loss) from continuing
     operations.............................      $  (13.1)      (0.6)%      $   (5.2)         (0.2)%
Net (loss) per share from continuing
     operations.............................      $  (0.07)         -        $  (0.03)            -
Net (loss) from discontinued operation......             -          -        $   (0.7)            -
Net (loss)..................................      $  (13.1)      (0.6)%      $   (5.9)         (0.3)%

Balance Sheet Highlights

                                                                           May 31
(Dollar amounts in millions)                                        2005           2004          % Change
--------------------------------------------------------------   ---------       ---------       ------------
Cash, cash equivalents and short-term investments.............    $  798.7       $  990.6           (19.4)%
Merchandise inventory.........................................    $1,678.0       $1,537.8             9.1%
Accounts payable..............................................    $1,169.5       $  928.8            25.9%
Long-term debt................................................    $   13.5       $   37.5           (64.1)%
Stockholders' equity..........................................    $1,981.9       $2,160.1            (8.3)%

First  Quarter  Summary
"Our first quarter results were consistent with the financial outlook we provided for fiscal 2006," said W. Alan McCollough, chairman and chief executive officer of Circuit City Stores, Inc.

"We are particularly encouraged with the sales strength of several of our key product categories including advanced technology televisions, portable digital audio products and satellite radio. This sales strength was offset by sales weakness in other product categories, including notebook and desktop computers where we experienced inventory shortages late in the quarter.

"Although we saw year-over-year improvements in total sales and gross profit margins, several actions that we outlined during the first quarter contributed to an increase in SG&A expenses that more than offset those improvements. Our international segment incurred $11.9 million in pre-tax expenses, primarily related to inventory write-downs, associated with the brand transition in Canada that is a result of the ongoing litigation with RadioShack(R). Our domestic segment incurred $4.9 million in pre-tax expenses associated with consulting services that we view as an investment in improving our business. As part of our effort to upgrade and evolve our business, we are working with consultants from Infinitive to capture revenue and margin improvements in fiscal 2006 in our merchandising and marketing functions. We are also working with consultants from Boston Consulting Group, Inc. to develop and execute innovation initiatives that will drive the long-term growth in our business. We believe these investments are necessary and help position us for long-term success," continued McCollough.
"We continue to incur expenses associated with our information systems upgrades, including the rollout of the new point of sale system.

"The expenses  incurred during the quarter as a result of these  initiatives are consistent  with the  financial  outlook  we  provided  for fiscal  2006,"  said
McCollough.
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Sales
                                                 Three Months Ended                          Comparable
                                                       May 31              Year-Over-        Store Sales
(Dollar amounts in millions)                     2005          2004        Year Change        Change(a)
---------------------------------------------------------------------------------------------------------
Domestic segment sales......................    $2,115.2     $2,072.7        2.1%              0.0%
International segment sales.................       113.2         21.7           -                -
                                                ---------------------
Net sales and operating revenues............    $2,228.5     $2,094.4        6.4%              0.0%
                                                =====================

(a)  Comparable  store sales include total sales from domestic  stores that have been open for 12 full  calendar  months and from  relocated  stores,  as well as
sales   originated   by   circuitcity.com.   Circuit  City  expects  to  include
international  segment sales in  consolidated  comparable  store sales beginning with the second quarter of fiscal year 2006.

For the first quarter ended May 31, 2005, total sales increased 6.4 percent to $2.23 billion from $2.09 billion in the same period last year, with comparable store sales unchanged from the prior year.

Domestic Segment Sales
For the first  quarter,  total  sales for the  domestic  segment  increased  2.1 percent to $2.12 billion from $2.07  billion in the same period last year,  with comparable store sales unchanged from the prior year.

A decrease in wireless sales, principally driven by a business model change in the third quarter of fiscal year 2005, reduced the company's overall first quarter comparable store sales calculation by approximately 97 basis points. A decrease in digital video service sales, principally driven by a business model change in July 2004, reduced the company's overall first quarter comparable store sales calculation by approximately 106 basis points.

"Circuit City Direct continues to generate strong sales growth. We also have expanded our services offering, resulting in incremental sales in areas such as digital cable and PC services," said McCollough. "As we said during our recent analyst conference, we plan to dedicate significant resources to continue to grow these parts of our business." The percent of merchandise sales represented by each major product category for the quarters ended May 31, 2005, and May 31, 2004, is shown below.

Percent of Domestic Merchandise Sales by Category

                                                    Three Months Ended
                                                           May 31
                                                   2005            2004
-------------------------------------------------------------------------
Video........................................       42%             42%
Information technology.......................       29              33
Audio........................................       16              13
Entertainment................................       13              12
                                                  -----------------------
Total........................................      100%            100%
                                                   ====================

Circuit City produced a single-digit comparable store sales increase for the first quarter in the video category. Television comparable store sales increased by double-digits, led by triple-digit comparable store sales growth in flat panel displays. Growth in television sales and double-digit comparable store sales growth in digital imaging were partially offset by double-digit comparable store sales declines in camcorders, DVD players and digital video services.

A double-digit comparable store sales decline in the information technology category in the first quarter was driven by double-digit comparable store sales declines in personal computer hardware, including double-digit comparable store sales declines in desktop computers, monitors and printers and a single-digit comparable store sales decline in notebook computers. Comparable store sales for personal computer accessories were relatively unchanged.

For the first quarter, in the audio category, Circuit City produced a double-digit comparable store sales increase. Triple-digit comparable store sales growth in portable digital audio products and single-digit comparable store sales growth in mobile audio products were partially offset by a double-digit comparable store sales decline in home audio products.

In the  entertainment  category for the first  quarter,  Circuit City produced a
single-digit   comparable  store  sales  increase,   reflecting  a  double-digit
comparable  store sales increase in game products and a single-digit  comparable store  sales  increase in video  software,  partially  offset by a  single-digit comparable store sales decline in music software.

Domestic segment extended warranty revenues were as follows for the first quarters ended May 31, 2005, and 2004:

Domestic Segment Extended Warranty Revenue

                                                  Three Months Ended
                                                        May 31
(Dollar amounts in millions)                    2005             2004
------------------------------------------------------------------------
Extended warranty revenue..................     $85.1           $77.2
Percent of total sales......................      4.0%            3.7%

Net credit expenses were $526,000 for the first quarter. Costs associated with promotional financing more than offset revenue generated through new account activations.

International Segment Sales
Circuit City's total sales for the first quarter include international segment sales of $113.2 million, compared to $21.7 million from May 12 through May 31, 2004. The international segment consists of the operations of InterTAN, Inc., which Circuit City acquired in May 2004. International segment sales will not be included in the company's comparable store sales until the quarter ending August
31, 2005.

For the quarter ended May 31, 2005, InterTAN sales increased 12.2 percent, from $100.9 million in the same period last year including the time prior to Circuit
City's acquisition, and InterTAN comparable store sales were unchanged in local currency. The effect of fluctuations in foreign currency exchange rates accounted for approximately nine percentage points of InterTAN's first quarter total sales increase. Comparable store sales increased 4.1 percent for the quarter ended May 31, 2004.

Gross Profit
The gross profit  margin was 25.0 percent in the first  quarter,  compared  with
23.6 percent in the same period last fiscal year. The inclusion of the international segment contributed 62 basis points to the improvement. The domestic segment's gross profit margin increased 80 basis points. The change in the domestic gross profit margin reflects increased extended warranty sales, which carry higher-than-average gross profit margins; improved store merchandise margin principally due to a lower mix of personal computer hardware; and improvements in the efficiency of the company's product service and distribution operations.

The company  continues to expect gross  margin  improvement  to drive its fiscal
2006 operating margin outlook with the majority of the improvement to occur in the second half of the fiscal year.

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Selling, General and Administrative Expenses

                                                   Three Months Ended May 31
                                                 2005                 2004
                                                      % of                    % of
(Dollar amounts in millions)                 $(a)     Sales        $(b)       Sales
----------------------------------------  -------------------------------------------
Store expenses..........................     $502.0   22.5%        $457.6     21.9%
General and administrative
     expenses...........................       77.4    3.5           43.9      2.1
Remodel expenses........................          -      -            0.1        -
Relocation expenses.....................        2.0    0.1            1.9      0.1
Pre-opening expenses....................        0.2      -            0.8        -
Interest income.........................       (6.3)  (0.3)          (2.1)    (0.1)
                                          -------------------------------------------
Total  .................................     $575.3   25.8%        $502.2     24.0%
                                          ===========================================

(a) Includes international segment store expenses of $34.3 million, general and administrative expenses of $20.3 million and interest income of $0.2 million
(b)Includes international segment store expenses of $6.6 million and general and administrative expenses of $1.4 million

Selling, general and administrative expenses were 25.8 percent of total sales in the first quarter, compared with 24.0 percent of total sales in the same period last year. The expense-to-sales ratio increased 184 basis points, of which 106 basis points were attributable to the international segment. The increase in the domestic segment's ratio for the first quarter reflects the impact of increased rent, occupancy and depreciation expenses of 43 basis points and expenses associated with the aforementioned consulting services of 23 basis points.

The international segment's general and administrative expenses include $11.9 million in expenses associated with the brand transition in Canada. The majority of these expenses relates to the write-down of RadioShack(R)-branded inventory.
The company expects future expenses associated with the brand transition to be related primarily to incremental advertising.

Net Loss from Continuing Operations
The fiscal 2006 first quarter net loss from continuing operations totaled $13.1 million, or 7 cents per share, compared with $5.2 million, or 3 cents per share, for the first quarter of fiscal 2005. The international segment's results increased the fiscal 2006 first quarter net loss from continuing operations by $6.0 million, or 3 cents per share.

Financial Condition
At May 31, 2005, Circuit City had cash, cash equivalents and short-term investments of $798.7 million, compared with $990.6 million at May 31, 2004. The year-over-year change in the cash balance primarily reflects the use of $281.7 million to repurchase common stock.

Net-owned inventory decreased by $100.5 million year-over-year. Year-over-year, merchandise inventory increased to $1.68 billion from $1.54 billion, and accounts payable increased to $1.17 billion from $928.8 million.

A decrease in long-term debt of $24.0 million primarily reflects the sale of a corporate office building and the repayment of debt acquired through the acquisition of InterTAN.

Stock Buyback
Circuit City  continued to repurchase  stock,  consistent  with the board's $800 million  authorization.  As of May 31, 2005,  the company had  repurchased  34.5 million shares under this  authorization  at a cost of $440.2  million.  Of this total, repurchases during the first quarter totaled 6.1 million shares at a cost of $96.1 million.

Store Revitalization
During the first quarter, the domestic segment relocated three stores. Expenses related to domestic store relocations totaled $2.0 million in the quarter.

For their 12-month periods after grand opening, the 38 relocated stores that have been open more than 12 months have produced an average sales change approximately 30 percentage points better than the sales pace of the rest of the store base and a return on invested capital (ROIC) of 10 percent including lease termination and sublease costs and 22 percent excluding lease termination and sublease costs. The ROIC measured at the end of the first 12 months after grand opening for the 49 incremental stores open more than 12 months was 13 percent, and the ROIC measured at the end of the second 12 months after grand opening for the 41 incremental stores open more than 24 months was 22 percent.

Fiscal 2006 Outlook

The company continues to expect the following results for the fiscal year ending
February 28, 2006:
o total sales growth of 3 percent to 6 percent
o domestic comparable store sales growth in the low single-digit range

o operating margin (earnings from continuing operations before income taxes as a percent of sales) of 1.3 percent to 2.3 percent

This outlook is based on the following assumptions:
o growth in the international segment
o approximately 30 to 40 new and relocated store openings
o more effective advertising and promotions to drive traffic
o an improved customer experience to increase the close rate
o enhanced customer perceived in-stock levels
o continued growth in our Circuit City Direct business

Domestic segment Superstore opening estimates are shown in the table below. The timing of store openings depends upon a number of factors and can change during the year.
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Domestic Segment Superstore Opening Estimates

                                                            Q1          Q2         Q3       Q4        FY06
----------------------------------------------------------------------------------------------------------
Incremental Superstores..............................        0          7          7-9      3-6     17-22
Relocated Superstores................................        3          2          4-6      4-7     13-18
                                                             -         --          ---      ---     -----
Total expected Superstore openings...................        3          9         11-15     7-13    30-40
                                                             =          =         =====     ====    =====

For the year, expenses related to domestic store relocations are expected to total approximately $17 million. Capital expenditures, net of landlord reimbursements and sale leaseback transactions, are expected to total approximately $205 million, depending on, among other factors, the pace of the rollout of the new point of sale system. This total includes $108 million for information systems and $69 million for relocations and new store construction. Net capital expenditures of $20 million are anticipated for the international segment. Store, distribution and other expenditures are expected to total $8 million. The company expects that a number of stores may not receive the upgraded point of sale system until fiscal 2007, which may reduce the anticipated information systems expenditures in fiscal 2006.

Domestic Segment First Quarter Performance Summary

                                                            Three Months Ended
                                                                  May 31
(Amounts in millions)                                      2005           2004
--------------------------------------------------------------------------------
Net sales and operating revenues.....................   $2,115.2       $2,072.7
Gross profit.........................................   $  512.9      $   486.1
Selling, general and administrative expenses.........   $  520.9      $   494.3
Net (loss) from continuing operations................   $   (7.1)     $    (5.6)

International Segment First Quarter Performance Summary

                                                            Three Months Ended
                                                                  May 31
(Amounts in millions)                                       2005          2004
--------------------------------------------------------------------------------
Net sales and operating revenues.....................      $113.2         $21.7
Gross profit.........................................     $  45.0        $  8.6
Selling, general and administrative expenses.........     $  54.4        $  7.9
Net (loss) earnings from continuing operations.......     $  (6.0)       $  0.4

Conference Call Information
Circuit City will host a conference call for investors at 11:00 a.m. EDT today. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 3:00 p.m. EDT today and will remain available through June 24. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial (706) 645-9291. The access code for the replay is 6955991. A replay of the call also will be available on the Circuit City investor information home page.

Annual Meeting of Shareholders
Circuit City's Annual Meeting of Shareholders will be held on Tuesday, June 21, 2005 at 10:00 a.m. EDT. A live Web cast of the management presentation will be available on the company's investor information home page at http://investor.circuitcity.com.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. At May 31, the domestic segment operated 612 Superstores and five mall-based stores in 158 U.S. markets. At May 31, the international segment operated through 967 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com and at www.thesourcecc.ca.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) impact of initiatives related to upgrading merchandising, marketing and information systems on revenue and margin and the costs associated with these investments;
(2) the company's ability to continue to generate strong sales growth through its Web site and to generate sales and margin growth through expanded service offerings, (3) the cost of future re-branding for the international segment, (4) the availability of real estate that meets the company's criteria for new and relocating stores, (5) the cost and timeliness of new store openings and relocations, (6) the impact to the average results from relocated and incremental stores as stores are added to the relocation base and incremental store base, (7) the impact of inventory and supply chain management initiatives on inventory levels and profitability, (8) the ultimate outcome of the InterTAN litigation with RadioShack(R), any associated costs, any change in competitive conditions, or any business disruption resulting from the rebranding of InterTAN's RadioShack(R)-branded stores and dealer outlets in Canada, and (9) the accuracy of the assumptions underlying the company's projected 2006 results as discussed under "Fiscal 2006 Outlook" in this release. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2005, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at www.circuitcity.com.

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038
         Virginia Watson, Investor Relations, (804) 527-4033






                        CIRCUIT CITY STORES, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                  THREE MONTHS ENDED MAY 31 (UNAUDITED)
              (Amounts in thousands except per share data)


                                                                                  2005                        2004

NET SALES AND OPERATING REVENUES                                           $       2,228,450           $       2,094,381
Cost of sales, buying and warehousing                                              1,670,549                   1,599,662
                                                                             ----------------            ----------------

GROSS PROFIT                                                                         557,901                     494,719

Finance income                                                                             -                       5,564

Selling, general and administrative expenses                                         575,325                     502,229

Stock-based compensation expense                                                       3,327                       5,954

Interest expense                                                                         395                         350
                                                                             ----------------            ----------------

Loss from continuing operations before income taxes                                  (21,146)                     (8,250)

Income tax benefit                                                                    (8,037)                     (3,016)
                                                                             ----------------            ----------------

NET LOSS FROM CONTINUING OPERATIONS                                                  (13,109)                     (5,234)

NET LOSS FROM DISCONTINUED OPERATIONS                                                      -                        (707)
                                                                             ----------------            ----------------

NET LOSS                                                                   $         (13,109)          $          (5,941)
                                                                             ================            ================

Weighted average common shares:
        Basic                                                                        184,729                     199,429
                                                                             ================            ================

        Diluted                                                                      184,729                     199,429
                                                                             ================            ================

NET LOSS PER SHARE:
     Basic:
        Continuing operations                                              $           (0.07)          $           (0.03)
        Discontinued operations                                                         0.00                       (0.00)
                                                                             ----------------            ----------------

                                                                           $           (0.07)          $           (0.03)
                                                                             ================            ================

     Diluted:
        Continuing operations                                              $           (0.07)          $           (0.03)
        Discontinued operations                                                         0.00                       (0.00)
                                                                             ----------------            ----------------

                                                                           $           (0.07)          $           (0.03)
                                                                             ================            ================





                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)
                                                                                      May 31
                                                                          2005                        2004
                                                                     ----------------            ----------------
ASSETS

Current Assets:
Cash and cash equivalents                                          $         598,317           $         990,571
Short-term investments                                                       200,339                           -
Accounts receivable, net of allowance for
  doubtful accounts of $150 and $416                                         164,517                     115,272
Merchandise inventory                                                      1,677,981                   1,537,752
Deferred income taxes                                                         27,602                           -
Income tax receivable                                                         13,003                           -
Prepaid expenses and other current assets                                     44,261                      48,956
Assets of discontinued operation                                                   -                       5,085
                                                                     --------------------------------------------

Total Current Assets                                                       2,726,020                   2,697,636

Property and equipment, net                                                  716,640                     710,049
Deferred income taxes                                                         84,518                      81,374
Goodwill                                                                     206,267                     181,347
Other intangible assets                                                       30,057                      37,480
Other assets                                                                  42,687                      42,082
                                                                  -------------------         -------------------

TOTAL ASSETS                                                       $       3,806,189           $       3,749,968
                                                                  ===================         ===================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                                   $       1,169,508           $         928,767
Accrued expenses and other current liabilities                               220,331                     185,153
Accrued income taxes                                                               -                      67,434
Deferred income taxes                                                              -                      15,611
Current installments of long-term debt                                         1,329                      12,416
Liabilities of discontinued operation                                              -                       2,691
                                                                  -------------------         -------------------

Total Current Liabilities                                                  1,391,168                   1,212,072

Long-term debt, excluding current installments                                12,134                      25,088
Accrued straight-line rent and deferred rent credits                         234,045                     206,716
Accrued lease termination costs                                               96,196                      66,198
Other liabilities                                                             90,764                      79,754
                                                                  -------------------         -------------------

TOTAL LIABILITIES                                                          1,824,307                   1,589,828
                                                                  -------------------         -------------------

Stockholders' Equity:
Common stock                                                                  91,491                      99,650
Capital in excess of par value                                               640,635                     867,300
Retained earnings                                                          1,228,936                   1,189,895
Accumulated other comprehensive income                                        20,820                       3,295
                                                                  -------------------         -------------------

TOTAL STOCKHOLDERS' EQUITY                                                 1,981,882                   2,160,140
                                                                  -------------------         -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       3,806,189           $       3,749,968
                                                                  ===================         ===================

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